Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in the Registration Statement No. 333-39848 on Form S-8 of EpicEdge, Inc. of our report dated March 29, 2002 (April 16, 2002, as to the effects of subsequent financings in Notes 10 and 16) appearing in this Annual Report on Form 10-K of EpicEdge, Inc. for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

Dallas, Texas

April 16, 2002